PROXY AGREEMENT

This Proxy Agreement (the “Agreement”) is entered into effective as of November 14, 2007 between the following parties in Beijing, People’s Republic of China (the “PRC”).

Party A-1: CAO Lei

Party A-2: ZHANG Mingwei

Party B: Sino-Global Shipping America, Ltd., a corporation duly established and valid existing under the laws of the Commonwealth of Virginia.

Party C: Sino-Global Shipping Agency Ltd., a limited liability company duly established and valid existing in Beijing under the laws of the PRC.

WHEREAS, Party A-1 and Party A-2 are the current legal shareholders of Party C and collectively hold a 100% interest in Party C;

WHEREAS, Party C and Trans Pacific Shipping Ltd., a foreign invested company wholly-owned by Party B, have entered into an Exclusive Management Consulting and Technical Service Agreement and other agreements. In order to perform the above agreements, Party A-1 and Party A-2 are willing to entrust the person designated by Party B (the “Proxy”) with their shareholder’s rights in Party C under PRC laws.

NOW THEREFORE, the parties agree as follows:

Party A-1 and Party A-2 hereby agree to irrevocably entrust the Proxy with all of their shareholder’s rights in Party C, including, but not limited to, the right to attend shareholders’ meetings, the right to execute shareholders’ resolutions, the right to sell, assign, transfer or pledge all or any of Party A-1’s or Party A-2’s equity interests in Party C, and the right to vote such equity interests for all matters including, but not limited to, the appointment of legal representatives, board members, executive directors, inspectors, chief managers and other senior management officers.

Party B agrees to designate the Proxy, and the Proxy shall represent Party A-1 and Party A-2 in all matters relating to the exercise of their shareholder’s rights pursuant to this Agreement.

Party A-1, Party A-2 and Party B hereby acknowledge that if Party B withdraws the appointment of the Proxy, Party A-1 and Party A-2 will withdraw the authorization of the Proxy and shall authorize another person(s) designated by Party B to exercise the rights of Party A-1 and Party A-2 relating to their equity interests in Party C.

This Agreement has been duly executed by each of the Parties and/or their authorized representatives as of the date first set forth above and shall be effective simultaneously.

This Agreement shall be executed and come into effect as of the date first set forth above. This Agreement shall expire on the date that is twenty-five (25) years following the date hereof unless earlier terminated as set forth in this Agreement or upon mutual agreement of the Parties hereto.

This Agreement may be extended prior to termination for one or more twenty-five (25) year terms upon written notice by Party B, provided such extension is permitted by law and subject to the approval of the registration administration for the extension of Party C’s business duration. The parties will cooperate to renew this Agreement if such renewal is legally permitted at the time.

Any amendment and/or rescission of this Agreement shall be in writing and executed upon all of the Parties hereto.

Party A-1: CAO Lei

/s/ Cao Lei
CAO Lei
	Date:	November 14, 2007

Party A-2: ZHANG Mingwei

/s/ Zhang Mingwei
ZHANG Mingwei
	Date:	November 14, 2007

Party B: Sino-Global Shipping America, Ltd.

(seal)	/s/ Cao Lei
Legal Representative
	Date:	November 14, 2007

Party C: Sino-Global Shipping Agency Ltd.

(seal)	/s/ Cao Lei
Legal Representative
	Date:	November 14, 2007